Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 19, 2024 with respect to the financial statement of Calumet, Inc. included in the Registration Statement on Form S-4 (File No. 333-277682) for the balance sheet as of January 8, 2024, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Pittsburgh, Pennsylvania
January 14, 2025